WAIVER AGREEMENT

This Waiver  (this “Agreement”) is made and entered into as of the 30th day of June, 2008, by and between Cistera Networks, Inc., a Nevada corporation (the “Company”), and Roaring Fork Capital SBIC, LP, a Delaware limited partnership (“Roaring Fork”).

Recitals

Whereas, Roaring Fork purchased a Convertible Promissory Note in the original principal amount of $1,000,000 (the “Note”) and a warrant to purchase 1,000,000 shares of the Company’s common stock (the “Warrant”) from the Company in April 2007;

Whereas, in connection with the purchase of the Note and the Warrant, the Company and Roaring Fork entered into a letter agreement dated April 5, 2007;

Whereas, the Company is providing temporary incentive to its investors by lowering the conversion price of outstanding notes (including the Note) and by lowering the exercise price of outstanding warrants (including the Warrant) (the “Incentive”);

Whereas, Roaring Fork has accepted the Incentive with respect to that portion of the principal amount of the Note equal to $800,000, including all accrued but unpaid interest and penalties with respect to that portion of the principal, and delivered to the Company an the Allonge to Promissory Note attached as Appendix A;

Whereas, Roaring Fork has also accepted the Incentive with respect to the entire Warrant and has determined to purchase an additional 300,000 shares of the Company’s common stock at $.30 per share resulting from its exercise of the Warrant; as provided under the Incentive;

Whereas, in connection with its acceptance of the Incentive, conversion of the Note, exercise of the Warrant and purchase of additional shares, Roaring Fork has delivered to the Company payment of $490,000 and the Company will issue to deliver to Roaring Fork an aggregate of 3,259,424 shares of the Company’s common stock (the “Shares”), of which 1,959,424 shares result from the conversion of the Note and 1,300,000 shares result from the exercise of the Warrant and purchase of additional shares pursuant to the Incentive.

Whereas, in connection with the aforementioned transaction, the Company has requested that Roaring Fork waive the Company’s obligation to register the Shares, and Roaring Fork has agreed to provide such waiver as set forth in this Agreement.

Agreement

Now, Therefore, in consideration of the mutual promises, covenants and agreements set forth herein, the sufficiency of which the parties acknowledge, the parties hereby agree as follows:

1.           Termination of Registration Obligation and Damages.  The Company’s obligation to register the shares of common stock underlying the Note and the Warrant is terminated, and damages related thereto are hereby waived, and the Company shall deliver to Roaring Fork an irrevocable instruction letter to the Company’s transfer agent to issue to Roaring Fork 58,777 shares of the Company’s common stock within five business days of the date of this Agreement.  The other provisions of the letter agreement dated April 5, 2007 between the Company and Roaring Fork remain in full force and effect.

2.           Representations, Warranties and Covenants of the Company.  The Company hereby represents and warrants to Roaring Fork as follows:

2.1           Corporate Power.  The Company has all requisite corporate power and authority to execute and deliver this Agreement, and to carry out and perform the provisions of this Agreement.

2.2           Authorization.  All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Company hereunder has been taken.  This Agreement, when executed and delivered by the Company, will constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

2.3           Note Conversions.  The Company had note payables of $3,598,776 at May 31, 2008.  The Company has made no notes since May 31, 2008.  Since May 31, 2008, the Company has received:  (i) note conversions of $1,325,723 into the Company’s common stock at $.53 per share, (ii) warrant exercises at $.40 per share to purchase 729,395 shares of the Company’s common stock for proceeds of $291,758 and (iii) warrant exercises at $.30 per share to purchase 180,375 shares of the Company’s common stock for proceeds of $54,113.

2.4           Agreements with John Jenkins.  The Company has entered into a Consulting Agreement with John Jenkins.  The Company’s Board of Directors (the “Board”) will, within ten business days of the date hereof, elect Jenkins to serve as a member of the Board and as Chairman of the Board, it being understood that Jenkins requires that the Company obtain D&O insurance prior to accepting these positions.  The Company covenants to obtain D&O insurance by no later than August 31, 2008 and that the Jenkins elections to the Board will not be revoked.  The Company and its principal stockholders have entered into an agreement with John Jenkins in the form attached as Appendix C to this Agreement.

2.5           Most Favored Nation.

(a)           If and whenever, on or after the date hereof and before June 30, 2009 (the “MFN Period”), the Company (i) permits the conversion of any note payable outstanding as of the date hereof at a conversion price below $.53 per share, then immediately after such conversion, the Company shall issue to Roaring Fork additional shares of the common stock such that Roaring Fork shall receive benefit of the more favorable terms of the subsequent conversion or issuance(s).  By way of example, if the Company permits the conversion of a note payable outstanding as of the date hereof at a conversion price of $.50 per share, then Roaring Fork would receive an additional 117,494 shares of the common stock (calculated by dividing the unpaid principal, interest and penalties of the Note, as identified in Section 1 above, in the amount of $1,038,495 by $.50 (2,076,918) and subtracting from that amount the 1,959,424 shares issued to Roaring Fork pursuant to Section 1 above (2,076,918 - 1,959,424 = 117,494)).

(b)           If and whenever, during the MFN Period, the Company permits the exercise of any warrant outstanding as of the date hereof at an exercise price below $.40 per share, the Company shall issue to Roaring Fork additional shares of the common stock such that Roaring Fork shall receive benefit of the more favorable terms of the subsequent exercise.  By way of example, if the Company permits the exercise of a warrant outstanding as of the date hereof at an exercise price of $.30 per share, then Roaring Fork would receive an additional 333,334 shares of the common stock (calculated by dividing the aggregate exercise price paid with respect to Roaring Fork’s exercise of the Warrant pursuant to Section 2 above ($400,000) by $.30 (1,333,334) and subtracting from that amount the 1,000,000 shares issued to Roaring Fork pursuant to Section 2 above (1,333,334 - 1,000,000 = 333,334)).

(c)           If, during the MFN Period, the Company in any manner issues or sells any (i) shares of its common stock for no consideration or any consideration below $.53 per share, or (ii) any Convertible Securities (as defined below), other than Options (as defined below) granted or sold in accordance with any employee equity incentive plan, and the lowest price per share for which one share of the Company's common stock is issuable upon such conversion or exchange or exercise thereof is less than $.53 per share, then such share of common stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share.  For the purposes of this agreement, the  “lowest price per share for which one share of the Company's common stock is issuable upon such conversion or exchange or exercise ” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of its common stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security.  Notwithstanding the foregoing, this Section (c) shall only apply, and the issuances to Roaring Fork described in Sections 2.4(a) and (b) shall only be made, (x) after the first $200,000 in aggregate gross proceeds received by the Company with respect to sales of common stock or Convertible Securities, and thereafter, (y) only if the Company repays, redeems, repurchases, retires or otherwise terminates the notes payable or warrants described in Sections 2.4(a) and (b), within 180 days of the issuance of shares of common stock or Convertible Securities described in this Section 2.4(c).

For purposes of this Agreement, issuances of any rights, warrants or options to subscribe for or purchase shares of common stock of the Company (“Options”) and issuances of any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of common stock of the Company (“Convertible Securities”).

(d)           Notwithstanding this Section 2.4, no issuance of common stock pursuant to this Section 2.4 shall be made to Roaring Fork with respect to any shares of common stock or Convertible Securities issued by the Company in connection with the settlement of its current litigation pending in Dallas, Texas, styled KINGDON R. HUGHES VS. GREGORY T. ROYAL, CYNTHIA A. GARR, JAMES T. MILLER, JR., CHARLES STIDHAM, CNH HOLDINGS COMPANY D/B/A CISTERA NETWORKS AND XBRIDGE SOFTWARE, INC.; Cause No. DV05-0600-G; G-134th District Court, Dallas County, Texas.

2.6           Acknowledgments.  The Company acknowledges that the provisions of this Section 2 are material to Roaring Fork’s investment decision to convert the Note, exercise the Warrant and purchase the additional shares of stock as set forth in Sections 2.3 above and to terminate the registration obligation in Section 1.

3.           Fees and Expenses.  The Company agrees to pay Roaring Fork $5,000 at Closing as reimbursement of Roaring Fork’s legal fees in connection with the preparation of this Agreement and other expenses.  It is understood that counsel for Roaring Fork has only rendered legal advice to Roaring Fork, and not to the Company or any other note holder in connection with the transactions contemplated hereby, and that each of the Company and Roaring Fork has relied for such matters on the advice of its own respective counsel.  Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

4.           Miscellaneous.

4.1           Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Colorado in all respects as such laws are applied to agreements among Colorado residents entered into and performed entirely within Colorado, except for matters of corporate law, which shall be governed by the laws of the State of Nevada.  The parties agree that any action brought by either party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in the County of Denver, Colorado.

4.2           Survival.  The representations, warranties, covenants and agreements made herein shall survive the closing of the transactions contemplated hereby for a period of two years following the Closing.

4.3           Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon the parties hereto and their respective successors, assigns, heirs, executors and administrators.

4.4           Severability.  In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

4.5           Amendment and Waiver.  This Agreement may be amended or modified only upon the written consent of the Company and Roaring Fork.

4.6           Titles and Subtitles.  The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

4.7           Counterparts.  This Agreement may be executed in any number of counterparts and may be delivered by facsimile or other electronic means, each of which shall be an original, but all of which together shall constitute one instrument.

4.8           Pronouns.  All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

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In Witness Whereof, each of the parties hereto has executed this Agreement as of the date first above written.

COMPANY:	ROARING FORK:
Cistera Networks, Inc. By: /s/ Derek P. Downs Name: Derek P. Downs Title: CEO
ROARING FORK CAPITAL SBIC, L.P.

Roaring Fork Capital Management, LLC
Its General Partner

By: /s/ G. Michael Machens
Name: G. Michael Machens
Its: Manager

Address:5350 South Roslyn Street, Suite 380
Greenwood Village, CO  80111-2124

Appendix A

Form of Allonge to Promissory Note

Appendix B

Form of Warrant Endorsement

Appendix C

Form of Jenkins Agreement